EXHIBIT 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294
FOR IMMEDIATE RELEASE
      Callon Petroleum Company Reports Results
      For Third Quarter, First Nine Months of 2006
     Natchez, MS (November 7, 2006)—Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the quarter and the nine-month period ended September 30, 2006.
     Third Quarter 2006 Net Income. For the three months ended September 30, 2006, Callon reported net income of $9.6 million, or $0.45 per diluted share. This compares with net income of $3.7 million, or $0.17 per diluted share during the same period of last year, which included charges of $3.8 million, or $0.11 per diluted share, for ineffective derivatives in accordance with SFAS No.133, related to production downtime because of tropical storm and hurricane activity.
     Third Quarter 2006 Operating Results. Oil and gas sales totaled $44.9 million from production of 54.3 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $31.7 million from production of 41.3 MMcfe/d during the same period in 2005 which was negatively impacted by tropical storm and hurricane activity. The average price, after the impact of hedging, received per thousand cubic feet of natural gas in the third quarter of 2006 decreased to $7.79 compared to $9.32 during the third quarter of 2005, while the average price, after the impact of hedging, received per barrel of oil in the third quarter of 2006 increased to $62.31 compared to $46.16 during the same period a year earlier.
     Nine Months 2006 Net Income. For the nine months ended September 30, 2006, the company reported net income of $34.7 million, or $1.64 per diluted share. This compares to net income of $22.5 million, or $1.09 per share on a diluted basis, for the same period in 2005.
     Nine Months 2006 Operating Results. Operating results for the nine-month period ended September 30, 2006 include oil and gas sales of $137.5 million from average production of 56.0 MMcfe/d. This corresponds to sales of $116.4 million from average daily production of 59.5 MMcfe/d during the same period in 2005. The average price, after the impact of hedging, received per thousand cubic feet of natural gas for the nine-month period ended September 30, 2006 increased to $8.20 compared to $7.65 during the first nine months in 2005, while the average price, after the impact of hedging, received per barrel of oil increased to $58.33 compared to $41.01 during the same period a year earlier.

     Third Quarter 2006 Discretionary Cash Flow. Discretionary cash flow totaled $31.2 million compared to $20.0 million during the same period of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $31.4 million and $32.5 million during the three-month periods ended September 30, 2006 and 2005, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)
     Nine Months 2006 Discretionary Cash Flow. Discretionary cash flow totaled $100.1 million compared to $81.9 million during the first nine months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $106.7 million and $86.1 million during the nine-month periods ended September 30, 2006 and 2005, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)
     Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation of Non-GAAP Financial Measure:	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2006	2005	2006	2005
Discretionary cash flow	$31,230	$20,035	$100,110	$81,873
Net working capital changes and other changes	151	12,503	6,613	4,218

Net cash flow provided by operating activities	$31,381	$32,538	$106,723	$86,091

Consolidated Condensed Balance Sheets:
(In thousands)

(Unaudited)	September 30,	December 31,
	2006	2005
Current assets	$50,607	$69,527
Oil and gas properties, net	521,368	447,364
All other assets	26,903	16,885

Total assets	$598,878	$533,776

Current liabilities	$50,936	$63,214
Long-term debt	202,075	$188,813
All other liabilities	69,041	53,701
Stockholders’ equity	276,826	228,048

Total liabilities and stockholders’ equity	$598,878	$533,776

Production and Price Information:	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Production:
Oil (MBbls)	381	382	1,340	1,613
Gas (MMcf)	2,710	1,510	7,241	6,570
Gas equivalent (MMcfe)	4,998	3,804	15,278	16,246
Average daily (MMcfe)	54.3	41.3	56.0	59.5
Average prices:
Oil ($/Bbl) (a)	$62.31	$46.16	$58.33	$41.01
Gas ($/Mcf)	$7.79	$9.32	$8.20	$7.65
Gas equivalent ($/Mcfe)	$8.98	$8.34	$9.00	$7.16
(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:
Average NYMEX oil price	$70.51	$63.19	$68.23	$55.40
Basis differentials and quality adjustments	(6.91)	(6.98)	(7.81)	(8.04)
Transportation	(1.29)	(1.25)	(1.28)	(1.28)
Hedging	—	(8.80)	(0.81)	(5.07)

Averaged realized oil price	$62.31	$46.16	$58.33	$41.01

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating revenues:
Oil and gas sales	$44,878	$31,722	$137,516	$116,402

Operating expenses:
Lease operating expenses	8,070	5,649	21,340	18,382
Depreciation, depletion and amortization	14,973	9,313	43,600	38,392
General and administrative	2,908	1,598	6,558	6,093
Accretion expense	1,082	864	3,832	2,495
Derivative expense	30	5,606	150	6,518

Total operating expenses	27,063	23,030	75,480	71,880

Income from operations	17,815	8,692	62,036	44,522

Other (income) expenses:
Interest expense	4,027	4,050	12,303	12,884
Other (income)	(354)	(352)	(1,354)	(650)

Total other (income) expenses	3,673	3,698	10,949	12,234

Income before income taxes	14,142	4,994	51,087	32,288
Income tax expense	4,856	1,558	17,700	11,111

Income before Medusa Spar LLC	9,286	3,436	33,387	21,177
Income from Medusa Spar LLC net of tax	344	247	1,313	1,292

Net income	9,630	3,683	34,700	22,469
Preferred stock dividends	—	—	—	318

Net income available to common shares	$9,630	$3,683	$34,700	$22,151

Net income per common share:
Basic	$0.47	$0.19	$1.74	$1.23

Diluted	$0.45	$0.17	$1.64	$1.09

Shares used in computing net income:
Basic	20,650	19,132	19,919	17,998

Diluted	21,326	21,235	21,154	20,545

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region. The majority of Callon’s properties and operations are concentrated in the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
#